Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-224947 and 333-224947-01

AMERICAN CAMPUS COMMUNITIES, INC.

Supplement dated March 8, 2019

To Prospectus Supplement dated May 16, 2018

To Prospectus dated May 15, 2018

This is a supplement (the “Supplement”) to the Prospectus Supplement dated May 16, 2018 (the “Prospectus Supplement”) and the Prospectus dated May 15, 2018 (the “Prospectus”). This Supplement relates to the offer and sale, from time to time, of shares of common stock by us pursuant to separate equity distribution agreements with each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and KeyBanc Capital Markets Inc. (the “Distribution Agreements”).

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

AND CONSEQUENCES OF YOUR INVESTMENT

Because the following discussion is a summary which, in conjunction with the discussion contained under the heading “Federal Income Tax Considerations and Consequences of Your Investment” in the Prospectus, is intended to address only material federal income tax consequences relating to an investment in the common stock, it may not contain all of the information which may be important to you. You should consult your own tax advisor for a full understanding of the tax consequences of the purchase, holding and sale of the common stock. You should also consult your tax advisor to determine the effect of any potential changes in applicable tax laws. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts (“REITs”) are highly technical and complex, and the following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based upon current law and on representations from us concerning our compliance with the requirements for qualification as a REIT.

Elimination of Withholding on Payment of Gross Proceeds

On December 13, 2018, the Internal Revenue Service and the U.S. Department of Treasury issued proposed regulations, which taxpayers may rely on, eliminating Foreign Account Tax Compliance withholding on gross proceeds.

FOR A COMPLETE DESCRIPTION OF THE OFFER AND SALE OF THE COMMON STOCK PURSUANT TO THE EQUITY DISTRIBUTION AGREEMENTS, AS WELL AS THE FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES RELATED THERETO, PLEASE REVIEW THIS SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THEIR ENTIRETY.